Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND RELEASE OF CLAIMS

This Separation Agreement, Waiver and Release of Claims (“Agreement”) is effective the 10th day of May, 2012, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) and Alan P. Niedzwiecki (the “Executive”).

RECITALS:

WHEREAS, the Company and Executive (collectively referred to as the “Parties”) entered into an Employment Agreement dated May 1, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to set the terms of Executive’s termination of employment with the Company; and

WHEREAS, the Company and Executive wish to amicably settle, compromise and dispose of all claims, disputes, demands or causes of action which court be asserted, as well as other differences between the Parties.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby expressly acknowledged, the Parties agree as follows:

1. Company. As used herein the term “Company” means Quantum Fuel Systems Technologies Worldwide, Inc., its past, present and future corporate directors, officers, subsidiaries, affiliates, divisions, departments, trustees, agents, representatives, employees, successors and assigns, expressly excluding Alan P. Niedzwiecki.

2. Executive. As used herein the term “Executive” means Alan P. Niedzwiecki, his heirs, agents, representatives, successors and assigns.

3. Termination Date. As of the close of business on May 10, 2012 (the “Termination Date”), Executive’s service as an officer, executive and director of the Company is terminated and Executive irrevocably resigns from all other positions with, and all board of directors of, any subsidiaries and affiliates of the Company including, but not limited to, Executive’s position as President and Chief Executive Officer and a member of the Company’s board of directors (the “Board”).

4. Separation Pay and Benefits. Subject to Executive’s compliance with the terms and conditions of this Agreement and the expiration of the Revocation Period of the Agreement required per Section 12 of this Agreement, in full and complete satisfaction of any and all obligations of the Company to Executive arising from or related to the Employment Agreement, Executive’s employment with the Company, service as a member of the Board or otherwise, the Executive shall receive the following:

(a)	Provided that Executive signs and does not revoke this Agreement as provided for in Sections 11 and 12 of this Agreement, Executive shall receive a severance equal to one-year of Executive’s base pay in effect as of the Termination Date, less applicable withholding taxes, payable over the next 13 payroll periods, in accordance with the Company’s regular payroll policies. Of this amount, $75,000 shall be attributable to Executive’s waiver of claims under the Age Discrimination in Employment Act (“ADEA”); and

(b)	Reimbursement of all business related expenses incurred by Executive prior to the Termination Date to the extent such expenses would have been reimbursable pursuant to Section 4 of the Executive’s Employment Agreement.

Executive acknowledges and agrees that, except as provided above, no other payments or benefits are due from the Company on any basis whatsoever, including but not limited to payments or benefits Executive may have been entitled to under this prior Employment Agreement which is null and void. Executive further acknowledges and agrees that all of Executive’s outstanding, unvested stock options and restricted stock awards are forfeited as of the Termination Date.

Executive acknowledges and agrees that the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Agreement, and that the consideration is in exchange for the signing of this Agreement.

5. Company’s Release. Subject to the expiration of the Revocation Period under the Agreement and in exchange for Executive’s obligations under this Agreement, Company hereby agree to waive any and all rights in connection with, and to fully and forever discharge Executive from any and all claims, suits, actions, causes of action, demands, rights, damages, costs and expenses, whether now known or unknown, in law or in equity, which Company has or ever had against Executive arising out of, relating to, or in connection with Executive’s employment or separation of employment from Company; provided, however, nothing herein precludes Company from enforcing its rights under this Agreement or its rights to recover taxes, advances or reimbursement of expenses if such taxes, advances or expense reimbursements were provided to Executive in violation of law or then-current Company policy or asserting any claims or making any demands based on fraud or embezzlement.

6. Executive’s Release. In exchange for the promises and agreements of the Company herein, Executive hereby forever, acquits, satisfies and discharges the Company of and from all liens, sums of money, accounts, actions, suits, proceedings, claims, demands, covenants, contracts, continuing agreements, promises, variances, trespasses, damages and demands whatsoever, in law or in equity, which Executive ever had or now has, or which any person represents evermore, has or assign of Executive has or may have against the Company from the beginning and time up until the date of this Agreement, including, but not limited to:

(a)	Any lawsuit alleging that Executive was illegally, improperly or unfairly forced to sever his employment with Company;

(b)	Any lawsuit alleging that Company breached any provision of its policies, procedures, employment agreements public policy or applicable contracts; including Executive’ Employment Agreement dated May 1, 2006;

(c)	Any lawsuit alleging that Company illegally discriminated against Executive in violation of any state or federal law or constitutional provision;

(d)	Any lawsuit alleging that Company discriminated against Executive on the basis of his age in violation of the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.;

(e)	Any lawsuit alleging that Executive was improperly treated, separated, or discriminated against, harassed, or retaliated against as an employee of the Company, including any claims of discrimination based upon race, age, sex, color, national origin, ancestry, sexual orientation, gender identity, marital status, familial status, source of income, or disability, or any other claims of illegal discrimination arising under the Civil Rights Act of 1871, 42 U.S.C. §1983; The Civil Rights Act of 1866, 42 U.S.C. §1981; The Civil Rights Act of 1871, 42 U.S.C. §1985; 42 U.S.C. §1986; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; The Employee Retirement Income Security Act of 1974 (ERISA), 29 USC 1001 et seq.; The Equal Pay Act of 1963, 29 USC 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §2601 et seq.; The California Fair Employment and Housing Act, Cal Govt Code §12900 et seq.; The California Workplace Hate Crime Law, Cal Penal Code §11411; The Unruh Civil Rights Act, Cal Civ Code §51 et seq.; the California Equal Pay Act, Cal Labor Code Part 4, Chapter 1 Sec. 1197.5 et seq. as amended; The California Work Hours and Over Time Pay Act, Cal Lab Code §510 as amended; California Labor Code §201 as amended; or any other federal, state or local common law, statute, ordinance or constitution;

(f)	Any lawsuit over which any state or federal court would have jurisdiction including, but not limited to, any claim of mental and/or physical injury or loss of personal reputation, defamation, intentional infliction of emotional distress, interference with contractual or economic interest or violation of constitutional rights;

(g)	Any lawsuit seeking payment of salary fringe benefits, stock options and/or costs, expenses or attorney’s fees;

(h)	Any lawsuit claiming that the Company failed to offer Executive continued or subsequent employment in any capacity or position;

(i)	Any lawsuit claiming that by offering, entering into or carrying out the terms of this Agreement, Company is committing or will have committed any wrongdoing or acted in violation of any law;

(j)	Any and all lawsuits against any current or former Board Member, officer, executive, manager, supervisor, or employee of Company for personal injury, negligence, defamation or other intentional conduct which occurred at any time prior to this Agreement;

(k)	Any lawsuit alleging wrongful discharge, breach of contract, breach of implied contract or any oral promise; or

(l)	Any lawsuit asserting rights as a member of any class of employees and/or former employees of Company.

7. Acknowledgement of Full Pay. Executive acknowledges and agrees that he has been paid in full for all wages, salary, commissions, overtime, benefits, and bonuses as a result of his employment with Company. Executive acknowledges that all expenses, stock options and/or incentives of any kind due him except for those specifically referenced in this Agreement, have been paid in full.

8. Promise Not to Sue. Executive promises and agrees not to file a lawsuit based upon any rights, claim or cause of action released in this Agreement. Executive further agrees not to allow or authorize any person or entity to file such lawsuit on his behalf against Company.

9. Acceptance of Monetary Damages. Executive further promises and agrees not to accept, recover or receive any monetary damages which arise out of, or in connection with, any administrative claims or causes of action which may be filed with, or pursued independently by, any governmental agency or agencies, whether federal, state or local.

10. Unreleased Claims. The parties agree that this Agreement shall not apply to: (a) any claims arising out of any claim by Executive for indemnification that Executive may have against the Company, arising from or related to Executive’s status as an officer or director of the Company whether such rights to indemnification arise from the Company’s Certificate of Incorporation, as amended, Amended and Restated Bylaws or by statute, contract or otherwise, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction; and (b) Executive acknowledges and agrees that nothing in this Agreement shall be construed as prohibiting Executive from challenging the validity of the waiver of ADEA claims under the Older Workers Benefit Protection Act.

11. Consideration Period. By executing this Agreement, Executive acknowledges that Executive was given a period of up to twenty-one (21) days to consider the agreement. Should he not accept this Agreement by signing it, within twenty-one (21) days this offer shall expire on the twenty-second (22) day unless otherwise agreed to in writing by the Parties. Executive acknowledges that if he signs this Agreement before the running of the twenty-one (21) day waiting period, he has done so with the full knowledge and understanding that he was entitled to the full twenty-one (21) days within which to consider this Agreement. Executive further acknowledges that any decision on his part not to utilize the full twenty-one (21) day waiting period is done of his own volition and not at the urging or promise of Company, to provide Executive with extra benefits in exchange for taking less than twenty-one (21) days to consider this Agreement. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period.

12. Revocation Period. Executive may revoke this Agreement by sending a written notice of his decision to revoke via U.S. Mail to the President, Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614, no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day after Executive executes this Agreement. This entire Agreement shall be void and of no force and effect if Executive chooses to so revoke and, if Executive chooses not to so revoke, this Agreement shall then become fully effective and enforceable.

13. Advised to Consult with an Attorney. Executive acknowledges that he is advised to consult with an attorney prior to signing this Agreement.

14. Knowing and Voluntary Agreement. Executive acknowledges that he read this Agreement, that he understands it, and that he is knowingly and voluntarily entering into it. Executive agrees that his waiver of rights under the ADEA is in compliance with the Older Workers Benefit Protection Act of 1990. Executive understands the terms of this Agreement.

15. Known and Unknown Claims. Executive further agrees that because this Agreement specifically covers known and unknown claims, Executive specifically waives his rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this Agreement. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor.”

16. Tender Back. This Section 16 does not apply to claims under ADEA or to challenge the sufficiency of the waiver of claims under the Older Workers Benefit Protection Act; provided, however, nothing in this Agreement is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of Executive and the Company that such claims are waived. This Section does not grant Executive an option to return the Separation Benefits and institute an action. Instead this Section merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Agreement, and is without merit. Executive understands and agrees that in the event Executive, by himself, or in conjunction with Executive’s heirs, spouse, family members, executors or administrators attempt to institute or do institute any charge, claim, suit or action against any of the Released Parties in violation of this Agreement, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees.

17. Restrictive Covenants.

(a)	Non-Solicitation; No-Hire. Executive covenants and agrees that for a period of twenty-four (24) months after the Termination Date, Executive will not directly or indirectly: (i) call on or solicit customers, suppliers or accounts of the Company for the purpose of soliciting, selling and/or providing, to any such customer, suppliers or account, any products or services in competition with any products or services then-being sold by the Company; (ii) solicit, or accept the services of any person who is an employee of the Company; (iii) solicit any employee of the Company to terminate employment with the Company; or (iv) agree to hire any employee of the Company into employment with Executive or any other person or entity.

(b)	Non-Interference with Business Relationships. For a period of twenty-four (24) months after the Termination Date, Executive will not interact with any person or entity with which the Company has a business relationship as of the Termination Date, if such interaction is with the intent of affecting such relationship or potential relationship in a manner adverse to the Company.

(c)	Executive acknowledges that the foregoing non-solicitation and non-interference restrictions placed upon Executive are necessary and reasonable, and that it has been made clear to Executive that Executive’s compliance with Section 4 of this Agreement is a material condition to the benefits provided to Executive pursuant to Section 17. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of subsections (a) or (b) of this Section 4, the Executive shall forfeit the unpaid portion of the salary continuance described in Section 2(a) and restricted periods set forth therein shall be tolled during the time of such breach.

(d)	Executive and Company acknowledge and agree that the Restrictive Covenants set forth in paragraphs (a), (b) and (c) of this Section shall be applicable and enforceable only to the extent necessary to protect Company from unfair competition, misappropriation of its trade secrets, as that term is defined by the California Uniform Trade Secrets Act, Civ. Code. § 3426 et seq., and for any other lawful purpose. Company and Executive acknowledge and agree that in the event a court of competent jurisdiction finds any part of such Restrictive Covenants to be invalid, void or unenforceable, the court may modify such Restrictive Covenant(s) to the extent necessary, and such Restrictive Covenant(s) shall be enforceable as so modified.

18. Non-Disclosure. Executive acknowledges and agrees that Executive shall not use for Executive’s own benefit, use for the benefit of any other person or persons, and shall not convey, divulge, or otherwise disclose any Confidential Information of the Company, whether obtained before, during or after Executive’s employment with the Company, unless specifically authorized in writing by Company.

Confidential Information includes, without limitation, formulas, patterns, compilations, programs, devices, methods, techniques, and processes relating to research, development, production or any other process; financial and profit data; pricing and cost information and formulas; marketing information, sales representative or distributor lists; any and all information relating to corporate developments, including, without limitation, actual or prospective mergers, acquisitions, divestitures, corporate strategies, and new products or service offerings; any and all information relating to Company’s customers and suppliers; any information, software, source code, object code or algorithms stored in the Company’s computer systems; and any and all other information, existing in any medium, which is (i) not known to the general public; and (ii) from which the Company does or may derive economic value.

Executive’s obligations under this Agreement with respect to Confidential Information shall continue until such information becomes generally known to the public through no fault of or action by Executive. Executive may disclose Confidential Information if Executive is legally compelled to do so by subpoena or by order of a court of competent jurisdiction, or other legal process, or is required by a governmental or regulatory agency. However, Executive shall immediately notify Company prior to disclosing any Confidential Information so that Company may seek a protective order or other remedy as the Company deems necessary. Notwithstanding any of the foregoing, Executive shall disclose only the Confidential Information required by law.

19. Return of Company Property and Removal of Personal Property. Executive represents that he has left behind in Executive’s office in Irvine, CA all Company property in his possession or control, including all keys, files, records (whether, paper, electronic media or otherwise), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property (collectively, “Company Property”) in his possession or control. Executive represents and warrants that Executive will return or has returned all Company Property in his possession or control not otherwise in the Irvine office within three (3) days following the Termination Date. Executive shall not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits). Executive shall have access to his office in Irvine until the second day after the Termination Date and must remove his personal property from his office. Executive must also remove any other personal property owned by Executive from the Company’s Irvine facility within three (3) days following the Termination Date. Executive represents and warrants that he has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Executive developed or helped develop during his employment and that Executive has or will cancel within three (3) days following the Termination Date all accounts for his benefit, if any, in Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. On or before the day following the Termination Date, Executive shall provide Company in writing any password needed to access programs and files on his computer. Should Executive retain Company property in violation of this Agreement, the Company shall be entitled to the return of any consideration paid under this Agreement except for those amounts expressly attributable to Executive’s release of claims under the ADEA as set forth in Section 4 herein.

20. Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors, investors and with the business community generally.

21. Non-Disclosure of Agreement. Except to the extent required by law, Company and Executive agree not to disclose the terms of this Agreement to any person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family; provided that this Section shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. Executive expressly acknowledges that the Company has an obligation to disclose the termination of Executive’s employment in a filing with the Securities and Exchange Commission and that such filing may require including the terms and conditions of this Agreement and/or this Agreement itself.

22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, administrators, legal representatives, and assigns of the Parties.

23. Applicable Law/Cumulative Remedies. This Agreement is made under and shall be governed by the laws of the State of California. Each and every right and remedy of any party under this Agreement shall be cumulative and non-exclusive of any other right or remedy of any party under this Agreement, applicable law, or in equity.

24. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be enforced.

25. Entire Agreement/Modification. This Agreement contains the entire understanding of the Parties and supersedes and forever terminates all prior and contemporaneous representations, promises, agreements, understandings, and negotiations of the Parties, whether oral or written, with respect to the subject matter hereof, including Executive’s Employee Agreement dated May 1, 2006. There are no agreements or understandings of the Parties not expressly set forth herein. No parol evidence of any prior or contemporaneous agreements, understandings, or negotiations shall govern or be used to construe or modify this Agreement. This Agreement may only be amended, modified, or supplemented by a duly executed writing signed by both parties.

26. Waiver. The failure of any party to complain of any act or omission on the part of another party (no matter how long the same may continue) shall not be deemed to be a waiver by such party of any of its rights under this Agreement. No consent or waiver by any party at any time of any provision of this Agreement shall be deemed a consent to any other action or waiver of any breach of any other provision of this Agreement or a consent to any future action or later breach of the same or any other provision of this Agreement.

27. Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

28. Execution in Counterparts. This Agreement may be executed in counterparts and each executed counterpart, when taken together with the other executed counterpart, shall constitute the complete Agreement.

The undersigned have caused this Agreement to be effective the date first written above.

EXECUTIVE:		QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.:

/s/ Alan P. Niedzwiecki		By:	/s/ W. Brian Olson

		Its:	W. Brian Olson

Dated:	May 10, 2012	Dated:	May 10, 2012

ACKNOWLEDGMENT OF RECEIPT OF

SEPARATION AGREEMENT, WAIVER AND RELEASE OF CLAIMS

By my signature below, I acknowledge that I have, this day, received a copy of the Separation Agreement, Waiver and Release of Claims (the “Agreement”) with Quantum Fuel Systems Technologies Worldwide, Inc. advising that I have up to 21 days to consider the Agreement.

EXECUTIVE:

By:

Dated:	, 2012